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                                                                     EXHIBIT 8.2


                 [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]




                               August 23, 1995

West One Bancorp
101 South Capitol Boulevard
Boise, Idaho 83733

Ladies/Gentlemen:

        We have acted as special counsel to West One Bancorp, an Idaho corporation ("West One"), in connection with the proposed merger (the "Merger") of West One with and into U.S. Bancorp, an Oregon corporation ("USB"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of May 5, 1995 by and between USB and West One. At your request, and pursuant to Section 7.1(f) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

        For purposes of the opinion set forth below, we have relied, with the consent of USB and the consent of West One, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of USB and of West One (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time, and that all statements and representations contained in such certificates will continue to be complete and accurate as if made as of the Effective Time. Any capitalized term used and not defined herein has the meaning given

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West One Bancorp
August 23, 1995
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to it in the Joint Proxy Statement-Prospectus of USB and West One dated August
23, 1995 (the "Joint Proxy Statement-Prospectus").

        We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Joint Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the States of Idaho and Oregon.

        Based upon and subject to the foregoing, it is our opinion that, under presently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that accordingly the following will be all the material federal income tax consequences of the Merger:

        (i) No gain or loss will be recognized by the stockholders of West One upon the conversion of their shares of West
                One Common Stock into shares of USB Common Stock pursuant to the terms of the Merger to the extent of such conversion.

        (ii) The tax basis of the shares of USB Common Stock into which shares of West One Common Stock are converted pursuant to the Merger, including any fractional interest, will be the same as the basis of the shares of West One Common Stock exchanged therefor.

        (iii) The holding period for shares of USB Common Stock, including any fractional interest, into which shares of West One Common Stock are converted will include the period that such shares of West One Common Stock were held by the holder, provided such shares were a capital asset of the holder.

        (iv)    The receipt of cash in lieu of a fractional share of USB
                Common Stock will be treated as if an West One shareholder were issued such stock and then had such stock redeemed, and will generally result in recognition of gain or loss equal to the difference between the amount of cash received and the holder's basis in the fractional share, as determined above. The gain or loss will be capital gain or loss if the West One Common Stock were held as capital assets, and will be long-term capital gain or loss if the holding period for the fractional shares, as determined above, was more than one year.




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West One Bancorp
August 23, 1995
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        (v)     No gain or loss will be recognized by USB or West One solely as a result of the Merger.

        This opinion may not be applicable to West One stockholders who received their West One Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of USB Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Joint-Proxy Statement-Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                              Very truly yours,